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                                                                   EXHIBIT 10.1

                               RETENTION AGREEMENT

            This RETENTION AGREEMENT (the "Agreement") dated July 22,
1997, sets forth the mutual understanding regarding the special retention incentives for Michael R. Gallagher (the "Executive") by Playtex Products, Inc. (Playtex and its subsidiaries together called the "Company") in order to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a "Change of Control".

1.    Definitions:

      The terms "Cause", "Change of Control" and "Good Reason" are defined in
      Exhibit I.

2.    Severance Upon Termination Prior To A Change Of Control:

      A.    Termination By The Company (i) Without Cause, or
            (ii) Due to Death or Disability:

      If the Executive's employment is terminated by the Company without "Cause" or due to death or "Disability" (as defined in Company's Long Term Disability Policy) of Executive, but prior to the occurrence of a Change of Control, the Executive shall be entitled to receive an amount equal to two years' salary in effect at the time of the termination, plus two years' bonus (equal to the highest annual bonus paid or payable to the Executive in respect of the three most recent fiscal years ended prior to the date of the Executive's termination of employment (the "Highest Annual Bonus")), both payable in cash within 30 days of the date of Termination.

      Such severance payments shall be in lieu of any severance payments otherwise payable under the Memorandum of Understanding dated as of June 21, 1995 (the "Memorandum of Understanding") or any other plan or arrangement of the Company concerning the Executive's termination of employment, but without prejudice to the Executive's other rights, if any, to other compensation under the Memorandum of Understanding and the Company's other plans and arrangements, including, without limitation, the Special Bonus and Price Based Incentive Arrangements ("Other Compensation"). The Memorandum of Understanding is attached as Exhibit III.
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      B.    Termination (i) By The Company For Cause, or (ii) By The Executive
            Voluntarily:

      The Executive shall be entitled to the severance compensation set forth in Memorandum of Understanding and any other arrangement to which the Executive is party and which is applicable to such termination of employment, if any, but shall not be entitled to any other supplemental or enhanced benefits hereunder.

3.    Obligations Following A Change Of Control:

      For purposes of this Agreement, obligations pursuant to a Change of Control shall be considered to arise during the three month period preceding an actual Change of Control and shall continue in the event of the Executive's death or disability.

            (i) Subject to, and expressly conditioned upon, the Executive's continued compliance with the Non-Competition and Confidentiality Agreement attached hereto as Exhibit II and incorporated herein by reference, The Company shall pay the Executive an amount (the "Special Termination Amount") equal to the sum of (a) three times Executive's annual base salary at the time of the Change of Control or at the time of termination (whichever is higher) plus (b) three times the Highest Annual Bonus, payable in three equal annual installments in cash, with the first installment to be paid within 30 days after the date of termination and the succeeding installments to be paid on each of the first and second anniversaries of the date of termination.

            (ii) The Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination an amount equal to (a) a pro rata portion of the Executive's annual base salary through the date of termination, (b) a pro rata portion of the Highest Annual Bonus based upon the percentage of the Company's fiscal year that shall have elapsed through the date of termination, (c) a pro rata contribution to the Company's Profit-Sharing and Deferred Benefit Equalization Plan with respect to the Executive (with no duplication of benefits) for the current fiscal year, and (d) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay.

            (iii) For the three-year period following the date of termination, the Company shall (a) continue medical, welfare and fringe benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company (as in at the time of the Change of Control);
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      provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare and fringe benefits under another employer provided plan, the medical and other welfare and fringe benefits under another employer provided plan, the medical and other welfare and fringe benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (b) make equivalent payments to Executive equal to the payments which would have been made under the Playtex Profit-Sharing Plan and Deferred Benefits Equalization Plan with respect to the Executive, payable when such payments are made under the respective Plans.

      Within 10 days following the occurrence of the Change of Control, the Company shall create and fund a grantor trust (the "Trust") with an amount equal to the present value of the Special Termination Amount. Any assets held in the Trust shall be subject to the claims of the Company's general creditors under federal and state laws if the Company becomes insolvent or bankrupt (as defined in the Trust agreement).

      The payments and benefits provided hereunder shall be in lieu of any severance payments otherwise payable under the Memorandum of Understanding dated as of June 21, 1995 (the "Memorandum of Understanding") or any other plan or arrangement of the Company regarding the Executive's termination of employment, but shall be without prejudice to the Executive's other rights, if any, to other compensation under the Memorandum of Understanding and the Company's other plans and arrangements, including Other Compensation.

4.    Special Payments Upon The Occurrence Of A Change of Control:

      The Company shall pay the Executive a special bonus (the "Special Bonus") in cash equal to the Highest Annual Bonus within 30 days following the consummation of the Change of Control.

      The Executive's accounts under the Playtex Products Profit-Sharing Retirement Plan and Deferred Benefit Equalization Plan shall become fully vested as of immediately prior to the consummation of the Change of Control.

      The Executive's outstanding stock options granted under the 1994 Playtex Stock Option Plan shall become fully vested as of immediately prior to the consummation of the Change of Control, provided, however, that such stock options shall not vest on an accelerated basis if such acceleration is the only factor which would prevent use of the pooling method of accounting in connection with the Change in Control in which event, the invested options must be exchanged for common stock of the acquiror of equal value.
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5.    Certain Restrictions On Payment Of Compensation And Benefits:

      Notwithstanding any other provision of this Agreement to the contrary, if the Company determines (on the basis of advice from the Company's independent public accountants) that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement or any other arrangement, plan or policy constitutes a "parachute payment" under section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code"), then the amounts constituting a "parachute payment" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the reduced payments do not constitute a "parachute payment" (the "Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Company and the costs of which will be paid by the Company), that without such reduction the Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any greater than the amount, on a net after-tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount. If, due to the uncertainty in the application of Section 4999, payments are made to the Executive which should not have been paid, such amount shall be treated as a loan to the Executive, who shall repay it with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code; and if additional amounts could have been paid to the Executive, the Company shall pay such amount together with such interest provided for in section 7872(f)(2) of the Code.

6.    No Mitigation Or Setoffs:

      The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement and, except as provided in Section 3(A)(iii)(a) (relating to continuation of medical, welfare and fringe benefits), such amounts shall not be reduced or subject to setoffs (whether or not the Executive obtains other employment).

7.    Confidential Information:

      During the term of Executive's employment by the Company, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, all confidential matters of the Company and its affiliates, including,
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                                                                               5


      without limitation, trade "know-how", secrets, consultant contracts, customer lists, subscription lists, details of consultant contracts, pricing policies, operations methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs of the Company and its affiliates learned by Executive heretofore or hereafter, and shall not disclose them to anyone outside of the Company and its affiliates, either during or after employment by the Company or any of its affiliates, except (i) as required in the course of performing duties hereunder, (ii) with the Company's express written consent, (iii) if such information is or becomes generally known by the public other than as a result of a breach hereof or (iv) as required by law or judicial or administrative process.

8.    Miscellaneous:

      A.    Withholding:

      The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      B.    Governing Law/Amendment:

      This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to the principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      C.    Enforceability:

      The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company or the Executive or others of the enforceability of any provision of this Agreement, including the amount of any payment, plus interest on any delayed payment.

      D.    Waiver:

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. The Executive's or
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      the Company's failure to insist upon strict compliance with any provision or the failure to assert any right shall not be deemed to be a waiver of such provision or right.

      E.    Counterparts; Binding Effect:

      This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            PLAYTEX PRODUCTS, INC.


                                            By: /s/ Michael F. Goss
                                               ------------------------
                                            Name:  Michael F. Goss
                                            Title: Executive Vice
                                                   President and
                                                   Chief Financial
                                                   Officer

                                            By: /s/ Paul E. Yestrumskas
                                               ------------------------
                                            Name:  Paul E. Yestrumskas
                                            Title: Vice President,
                                                   General Counsel and
                                                   Secretary


                                              /s/ Michael R. Gallagher
                                             --------------------------
                                               Michael R. Gallagher

                                                                       EXHIBIT I

                                CERTAIN DEFINED TERMS

           "CAUSE" shall mean (i) repeated violations by the Executive of the Executive's duties to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations and (ii) the Executive's conviction of a felony involving the assets or business of the Company or its affiliates.

           "CHANGE OF CONTROL" shall mean the occurrence of any of the following:
 (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14
(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Company, (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any party or parties to the Stock Purchase Agreement or their respective affiliates or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Board") (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of all the Directors or a majority of the Directors on either the "Purchaser Nominating Committee" or the "Non-Purchaser Nominating Committee" as such terms are defined by the Stock Purchase Agreement, in each case who were either directors at the beginning of such period or were previously so elected or nominated) cease for any reason to constitute a majority of the Board then in office.

           "GOOD REASON" shall mean any substantial diminution in the Executive's title, duties, status, reporting relationship, authority, or responsibilities, a reduction in the aggregate compensation and benefits provided to the Executive by the Company and its affiliates from those earned by the Executive at the time of the Change of Control, or a requirement that the Executive's principal place of employment be relocated more than 35 miles from his principal place of employment prior to the occurrence of a Change of Control, which diminution, reduction or relocation is not remedied in a reasonable period of time after receipt of written notice from the Executive specifying such events.


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                                                                      EXHIBIT II

                    NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

           This Non-Competition and Confidentiality Agreement is being entered in connection with, and shall be deemed to form a part of, the Retention Agreement dated as of July 22, 1997, between Playtex Products, Inc. and Michael
R. Gallagher (the "Retention Agreement"). Capitalized terms used herein without definition have the respective meanings specified in the Retention Agreement.

    I. Executive acknowledges and agrees that the principal businesses of the Company are the production and sale of tampons, infant feeding and sun protection products (collectively, the "Company Business"); (i) he is one of the limited number of persons who has developed such business; (ii) the Company Business is national and international in scope; and (iii) his work for the Company has brought him and will continue to bring him into close contact with many confidential affairs not readily available to the public. Accordingly, to preserve the value of the Company in connection with any Change of Control, the Executive covenants and agrees that:

           A. NON-COMPETITION. During the term of Executive's employment by the Company or any of its affiliates and for a period of five (5) years following the termination of the Executive's employment under the circumstances described in Section 3(A) of the Retention Agreement (relating to specified terminations following a Change of Control) (the "Restricted Period"), Executive shall not in the United States of America or in any foreign country, directly or indirectly, (i) engage in the Company Business for his own account; (ii) enter the employ of, or render any services to, any person engaged in such activities; or (iii) become interested in any person engaged in the Company Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that Executive may own, directly, or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange if Executive (a) is not a controlling person of, or a member of a group which controls, such person or (b) does not, directly or indirectly, own 1% or more of any class of securities of such person.

           B. CONFIDENTIAL INFORMATION. During the term of Executive's employment by the Company or any of its affiliates and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, all confidential matters of the Company and its affiliates, including, without limitation, trade "know-how", secrets, consultant contracts, customer lists, subscription lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs of the Company and its affiliates learned by Executive heretofore or hereafter, and shall not disclose them to anyone outside of the Company and its affiliates, either during or after employment by the Company or any of its affiliates, except (i) as required in the course of performing duties hereunder,
(ii) with the Company's express written consent, (iii) if such information is or becomes generally known by the public other than as a result of a breach hereof or of a similar Non-Competition and Confidentiality Agreement, or (iv) as required by law or judicial or administrative process.

           C. PROPERTY OF THE COMPANY. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of the Company or any of its affiliates shall be the Company's property and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or any
of its affiliates or at any other time on request.         .

    II. RIGHTS AND REMEDIES UPON BREACH. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraph I (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

           A. SPECIFIC PERFORMANCE. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

           B. ACCOUNTING. The right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such Benefits to the Company.

           C. The right to discontinue the payment of any amounts owing under the Retention Agreement specifically including, without limitation, the Special Termination Amount.

    III. SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

    IV. BLUE-PENCILLING. If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.